Exhibit 21(a)

List of Subsidiaries

Registrant:           LG&E and KU Energy LLC

Jurisdiction or
Subsidiary	State of Incorporation
Louisville Gas and Electric Company	Kentucky
Kentucky Utilities Company	Kentucky and Virginia